Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Diageo plc (No. 333-202774), Diageo Finance B.V. (No. 333-202774-01), Diageo Capital plc (No. 333-202774-02) and Diageo Investment Corp (No. 333-202774-03) and Form S-8 of Diageo plc (No. 333-153481, 333-154338, 333-162490, 333-169934, 333-182315, 333-206290) of our report dated 9 August 2016 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom,

9 August 2016